Exhibit 3.3

CERTIFICATE OF FORMATION

OF

FORE MERGER LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

                                         Fore Merger LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Delaware, 19901, in the county of Kent.

Executed on January 10, 2020	/s/ Jamie L. Warner-McAuley
Jamie L. Warner-McAuley
Authorized Person